UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2018

Main Street Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-33723	41-2230745
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Post Oak Boulevard, 8th Floor Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 350-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 5, 2018, Main Street Capital Corporation (“Main Street”) entered into a Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among Main Street, as borrower, Main Street Capital Partners, LLC, Main Street Equity Interests, Inc., Main Street CA Lending, LLC and MS International Holdings, Inc., as guarantors, Branch Banking and Trust Company (“BB&T”), Frost Bank, Royal Bank of Canada, Hancock Whitney Bank, ZB, N.A. dba Amegy Bank, Texas Capital Bank, N.A., Cadence Bank, N.A., Trustmark National Bank, Comerica Bank, Raymond James Bank, N.A., BOKF, NA dba Bank of Texas, Woodforest National Bank, City National Bank, First Financial Bank, N.A., Veritex Community Bank, and Goldman Sachs Bank USA, collectively as lenders, and BB&T as administrative agent. The Amended Credit Agreement replaces the Second Amended and Restated Credit Agreement entered into on September 27, 2013 among Main Street, as borrower, the guarantors party thereto, BB&T, as administrative agent and lender, and the lenders party thereto, as such agreement was amended from time to time.

Under the Amended Credit Agreement, (i) revolving commitments by lenders were increased to an amount not to exceed $655,000,000 (the “Credit Facility”), subject to the value of cash and cash equivalents and eligible investments included in a borrowing base, and Main Street has the right to request an increase in commitments under the Credit Facility from new and existing lenders on the same terms and conditions as the existing commitments up to a total of $800,000,000, subject to certain conditions, (ii) the term of the Credit Facility was extended to September 27, 2023, and (iii) borrowings under the Credit Facility bear interest, subject to Main Street’s election, on a per annum basis at a rate equal to the applicable LIBOR rate plus (A) 1.875% (or the applicable base rate plus 0.875%) as long as Main Street meets certain agreed upon excess collateral and maximum leverage requirements or (B) 2.0% (or the applicable base rate plus 1.0%) if Main Street does not meet certain excess collateral and maximum leverage requirements.  The Amended Credit Agreement also requires payment of 0.25% per annum in unused commitment fees based on average daily unused commitments under the Credit Facility.  In addition, Main Street continues to maintain two, one-year extension options under the amended Credit Facility which could extend the final maturity of the Credit Facility for up to two additional years, subject to certain conditions, including lender approval.

The Credit Facility is guaranteed by the guarantors, each of which is a wholly owned subsidiary of Main Street. The Credit Facility is secured by (i) substantially all of the present and future property and assets of Main Street and the guarantors, (ii) 100% of the equity interests in the domestic subsidiaries of Main Street, and (iii) 65% of the voting equity interests and 100% of the non-voting equity interests in the foreign subsidiaries of Main Street, in each case excluding subsidiaries that are licensed as “small business investment companies”, MSC Adviser I, LLC and certain special purpose vehicles (collectively, the “Collateral”).

The Amended Credit Agreement contains cross default provisions to other material debt of Main Street and its subsidiaries and contains certain affirmative and negative covenants, including but not limited to: (i) maintaining a minimum availability of at least 10% of the borrowing base, (ii) maintaining a minimum consolidated tangible net worth (as defined), (iii) maintaining a minimum interest coverage ratio (as defined) and (iv) maintaining a minimum asset coverage ratio (as defined).

BB&T, Royal Bank of Canada, Raymond James Bank, N.A., Goldman Sachs Bank USA and the other lenders under the Credit Facility, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory or other services for Main Street.

The above summary is not complete and is qualified in its entirety to the full text of the Amended Credit Agreement and related documents.

Item 8.01                                           Other Events.

On June 6, 2018, the Registrant issued a press release. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under Item 8.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

10.1	Third Amended and Restated Credit Agreement dated June 5, 2018

10.2	Third Amended and Restated General Security Agreement dated June 5, 2018

10.3	Third Amended and Restated Equity Pledge Agreement dated June 5, 2018

99.1	Press release dated June 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Capital Corporation

Date: June 6, 2018	By:	/s/ Jason B. Beauvais
		Name:	Jason B. Beauvais
		Title:	General Counsel